Exhibit 10.1

DORMAN PRODUCTS, INC.
EXECUTIVE CASH BONUS PLAN

1.                                      PURPOSE OF THE PLAN

Dorman Products, Inc. (the “Company”) believes in providing incentives to attract, retain and reward executive officers who are responsible for providing leadership to the Company in attaining established business objectives.

The purpose of the Dorman Products, Inc. Executive Cash Bonus Plan (the “Plan”) is to align management’s efforts with the strategic goals of the Company through competitive annual incentive opportunities. The Plan will be effective for fiscal year 2010 (the “Plan Year”) subject to approval by the shareholders of the Company in accordance with the laws of the Commonwealth of Pennsylvania.  The Plan will automatically renew upon the beginning of each fiscal year unless terminated by the Compensation Committee of the Board of Dorman Products, Inc. (the “Committee”).

2.                                      ELIGIBILITY AND PARTICIPATION

For each Plan Year, the Committee shall select the employees of the Company and/or its subsidiaries who are to participate in the Plan from among the executive employees of the Company and/or its subsidiaries (each selected employee, a “Participant”).

No person shall be entitled to any bonus under this Plan for a Plan Year unless the individual is designated as a Participant for that Plan Year. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations required to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder (the “Code”).

3.                                      TARGET BONUS AND PERFORMANCE MEASURES

Target Awards

No later than 90 days after the beginning of the Plan Year, the Committee shall establish the annual cash incentive bonus target (the “Bonus Target”) for each Participant in the Plan and the performance measures for that Plan Year.  The Bonus Target is determined based on the Participant’s position and responsibilities in the organization. The maximum cash bonus that may be paid in any single year to any Participant is $2,000,000.

Performance Measurement

Performance measures to be used by the Committee shall be chosen from among the following factors, or any combination of the following, as the Committee deems appropriate:  (a) total shareholder return; (b) growth in revenues, sales, market share, gross income, net income, pre-tax income, stock price, and/or earnings per share; (c) return on assets, net assets, and/or capital; (d) working capital, free cash flow and/or after tax cash flow; (e) return on shareholders’ equity; (f) economic or shareholder value added; or (g) improvements in costs and/or expenses.  The Committee may select among the performance measures specified above from Plan Year to Plan Year which need not be the same for each Participant in a given year.

At the end of the Plan Year and prior to payment, the Committee shall certify in writing the extent to which the performance measures and other material terms of the Plan were satisfied by each Participant and shall establish for each Participant the aggregate earned bonus amount (the “Bonus Amount”) for such Plan Year .  Final Bonus Amounts will vary based on the level of achievement measured against the pre-determined performance measures.  In no event may a bonus paid exceed the Bonus Target and any bonus paid in excess of the Bonus Amount may only be made in the case of death or disability during the Plan Year to the extent permissible under Code Section 162(m) and Code Section 409A.

4.                                      BONUS PAYMENT SCHEDULE

Bonus Amounts earned under the Plan will be paid as set forth below, but not before the Committee certifies in writing the extent to which the performance measures specified in the Plan (except to the extent permitted under Code Section 162(m) and provided in Section 6) were, in fact, satisfied.

Except as may be approved by the Committee in compliance with Code Section 162(m), each Participant must be employed full-time on the scheduled date of payment to receive that portion of the Bonus Amount.  A payment equal to fifty percent (50%) of a Participant’s Bonus Amount will be paid within 75 days following the end of the Plan Year in which the Bonus Amount was earned; a payment equal to twelve and a half percent (12.5%) of a Participant’s Bonus Amount, will be paid on each of the days that is 180, 270, 360 and 450 days after the end of the Plan Year.   Each payment under the Plan is deemed to be a separate payment for purposes of Section 409A of the Code.

5.                                      ADMINISTRATION OF THE PLAN

The Committee shall have full power to administer and interpret the Plan and, in its sole discretion, may establish or amend rules of general application for the administration of the Plan and may amend or terminate the Plan at any time.  All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations, provided by the Board or the officers of the Company. The Plan is intended to comply with Code Section 162(m), and all provisions contained herein shall be limited, construed and interpreted in a manner to comply therewith. Payments under the Plan are intended to comply with or be excluded from the application of Code Section 409A, and, to the maximum extent permitted, this Plan shall be construed and interpreted to be in compliance therewith or exempt therefrom.

6.                                      PRO-RATED BONUS

The Committee, in its sole and absolute discretion and to the extent permitted under and in accordance with Code Section 162(m) and Code Section 409A, may, but is not required to make a full or pro-rated bonus payment to a Participant for a Plan Year in the event of the Participant’s death, disability, retirement, or termination of employment during the Plan Year or after the end of the Plan Year; provided, that payments shall only be made on the earlier of (i) the death or disability of the Participant or (ii)  the scheduled payment date as set forth above.

7.                                      NON-ASSIGNABILITY

No bonus under this Plan or payment thereof nor any right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.   Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

8.                                      NO RIGHT TO EMPLOYMENT

Nothing in the Plan or in any notice of any bonus pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or one of its subsidiaries or affiliates nor affect the right of the Company or any of its subsidiaries or affiliates to terminate the employment of any person.

9.                                      AMENDMENT OR TERMINATION

The Company reserves the right in its Board (or a duly authorized committee thereof) to amend, suspend or terminate the Plan or to adopt a new plan in place of this Plan at any time; provided, however, that no such amendment shall, without the prior approval of the shareholders of the Company in accordance with the laws of the

Commonwealth of Pennsylvania to the extent required under Code Section 162(m): (i) alter the performance measures as set forth in Section 3, or  (ii) implement any change to a provision of the Plan requiring shareholder approval in order for the Plan to comply with the requirements of Code Section 162(m). Furthermore, no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of a bonus otherwise earned and payable hereunder.

10.                               SEVERABILITY

In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

11.                               WITHHOLDING AND REPORTING

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state and/or local income or other taxes incurred by reason of payments pursuant to the Plan or to report any amounts paid or payable under this Plan.

12.                               GOVERNING LAW

This Plan and any amendments thereto shall be construed, administered and governed in all respects in accordance with the laws of the Commonwealth of Pennsylvania (regardless of the law that might otherwise govern under applicable principles of conflict of laws).